Exhibit 4.74

BUSINESS AGREEMENT RELATING TO FIVE MILE AND ELK VALLEY PROPERTY

THIS AGREEMENT, made and entered into this 18th day of December, 2012, by and between Newlead Holdings Ltd, a Bermuda-registered company ("Newlead"), Cypress Camon Energy, LLC, a Delaware series limited liability company ("Cypress"), Cypress Camon Investment Management, LLC, a Texas limited liability company ("CCIM") and Dallas Groth, an individual residing in the State of Texas ("Groth"), signing on behalf of himself and the minority owners of Cypress, (CCIM, Groth and the minority owners together as "Owners").

WHEREAS, Cypress has acquired the right to purchase both title and mineral/excavation rights to a parcel of land in or near Breathitt County, Kentucky, which parcel is more fully described in Exhibit A (referred to as "Five Mile"), and a parcel of land in Campbell and Scott Counties, Tennessee, which parcel is more fully described in Exhibit B (referred to as "Elk Valley"), which parcels, including all improvements now or hereafter placed thereon, shall hereinafter be referred to collectively as the "Property"; and

WHEREAS, Cypress is obligated to remit payment of Eleven Million Dollars ($11,000,000) to the Seller of Five Mile by on or before January 29th, 2013 and is obligated to remit payment of Thirty Million Dollars ($30,000,000) to the Seller of Elk Valley on or before February 15th, 2013, and is obligated to remit payment of Twenty Five Million Dollars ($25,000,000) to the Seller of Elk Valley on or before February 15th, 2014; and

WHEREAS, Newlead, Cypress, CCIM, Groth and the Owners (hereinafter collectively referred to as "Parties") agree that to facilitate Cypress' obligations to remit payment to Sellers of the Property, Newlead shall purchase and hold the Property and shall purchase Cypress to manage excavation from the Property, and the Owners agree to sell Cypress to Newlead under the terms described below; and

WHEREAS, the parties, through this and subsequent Agreements, desire to provide for:

(a) acquisition of and holding of the Property, including all mineral rights,

(b) construction of improvements thereon,

(c) developing, managing coal deposits on the property and marketing the coal excavated from all or portions of the Property both before, during and after the completion of said improvements, and

(d) various other matters relating thereto.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable considerations, the parties hereto agree as follows:

1. Acquisition of the Property and Cypress. Cypress has executed purchase agreements Attached hereto as Exhibit A and Exhibit B by this reference made a part hereof is a legal description of the property to be acquired by the Parties. Cypress hereby agrees to assign these purchase agreements and all the rights described therein to Newlead. In addition, the Owners hereby agree to transfer all ownership in Cypress to Newlead in exchange for the promises made in this Agreement, and specifically in exchange for warrants for shares in Newlead worth $9,400,000.00 at market closing price on the date prior to the award of the warrants. The warrants for shares in Newlead shall be issued in the name of CCIM, unless otherwise designated by Groth. Current employees of Cypress will be offered employment agreements with Cypress once Newlead owns Cypress, including an employment agreement with Dallas Groth to remain as CEO of Cypress, which shall state at minimum that,

> "The management of the all of the operations of Cypress, will be borne by Dallas Groth as Chief Executive Officer of Cypress. The Parties further agree that Dallas Groth will be offered an employment contract for the position of Chief Executive Officer for an initial term of five (5) years, with an option to renew every year thereafter, on an annual basis, for an additional period of five (5) years, with the total potential term of employment for Dallas Groth being up to ten (10) years, except as may be expressly agreed to in writing by both of the Parties."

2. Extraction of Coal from the Property. It is the intention of the Parties that Cypress, under the ownership of Newlead, shall excavate coal from the Property. Newlead shall be responsible for all financial matters related to the mines, including provision of working capital and infrastructure improvements. Newlead expects to contribute at least Two Million Dollars at Five Mile and Three Million Five Hundred Thousand Dollars at Elk Valley for infrastructure improvement to the Property.

3. Bonus Agreement. After Newlead's purchase of both Five Mile and Elk Valley and Newlead's purchase of Cypress, Newlead agrees to pay CCIM a performance bonus of one dollar ($1) per metric ton of coal or other mineral that Cypress extracts from Five Mile and from Elk Valley.

4. Control and Management. The control and management of the Property and its development shall be vested in Newlead, with certain rights and responsibilities being contracted to Cypress under the management/extraction agreement.

5. Records and Accounts. Cypress will be responsible for meeting the same accounting standards that Newlead is obligated to keep. Current and complete records and accounts shall be kept of all transactions of Cypress regarding its extraction of coal from the Property. Such records and accounts shall be maintained on the cash basis in accordance with generally accepted principles of accounting applicable to the business conducted by the Parties and consistently applied. Copies of all financial statements and federal and state income tax returns of the coal operation from the Property shall be distributed to Newlead within one hundred twenty (120) days after the end of each calendar year. Newlead shall have the right to

inspect the records and accounts at all reasonable times, and no less than will be necessary to meet regulatory requirements for either Party.

6. Confidentiality. The parties agree this Agreement shall remain strictly confidential. The parties further agree that no part of this Agreement shall be disclosed to any third party except with the written consent of the non-disclosing party, at the advice of legal counsel, or as required by law. In addition, neither party (including affiliates of such party) will attempt, directly or indirectly, to contact the other party's transaction relationships, including but not exclusive of individuals, corporations, banks, lending institutions, or others on matters contained within this Agreement. Neither party may contact or negotiate with a confidential source or make use of any confidential information of the other party, except through such other party or with the express written consent of such other party as to each such contact and/or use, after having entered into a commission agreement with such other party. The parties or their affiliates shall not contact, deal with, or otherwise become involved in any transaction with any corporation, partnership, individual, any banks or lending institutions and so forth which have been introduced by the other party without the express written permission of the introducing party.

7. Notices. Any notice which may or is required to be given hereunder shall be deemed given when deposited, registered or certified, in the United States Mail, addressed to the Parties at the addressed set forth after their respective names below, or at such different addresses as to either Party as it shall have theretofore advised the other party in writing.

If to ______________:

____
____
____
____
Attention: ______________

If to Cypress:

25 Highland Park Village
Suite 100-761
Dallas, TX 75205
Attention: Dallas Groth, CEO

If to CCIM:

25 Highland Park Village
Suite 100-761
Dallas, TX 75205
Attention: Dallas Groth, Managing Member

If to Dallas Groth:

25 Highland Park Village
Suite 100-761
Dallas, TX 75205

8. Arbitration of Disputes. Any dispute or controversy or claim arising out of or relating in any manner to this agreement or the breach thereof shall be settled and determined exclusively by arbitration conducted in Charlotte, North Carolina, in accordance with the rules of the America Arbitration Association; such arbitration shall be in lieu of any other remedy or procedure whatsoever. The award rendered in such arbitration shall be binding and conclusive upon all persons having or claiming any interest whatsoever in the subject matter of this Agreement and shall be final and not subject to any form of appeal or review; judgment upon such award may be entered in any court having jurisdiction thereof.

9. Governing Law. All questions with respect to the construction of this Agreement and the rights and liabilities of the Parties shall be determined in accordance with the applicable provisions of the laws of the State of Delaware.

10. Binding Effect. This Agreement shall be binding upon the Parties and their permitted assigns, successors in interest and representatives.

11. Validity. In the event that any provisions of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

12. Agreement Termination. This Agreement shall remain in full force and effect indefinitely; provided, however, that this Agreement may be terminated by the unanimous action of the Parties, and further, that this Agreement shall terminate and have no further effect if the Parties fail to agree upon acceptable forms of agreement for the purchase of Cypress and the employment of Groth. This Agreement shall not be terminated by the bankruptcy or insolvency of any Party.

13. Entire Agreement. This Agreement contains the entire understanding between the Parties and supersedes any prior written or oral agreements between them (or between the officers, owners or affiliates of the Parties, respecting the Property, including the Joint Venture Agreement executed November 15, 2012. There are no representations, agreements, arrangements or understandings, oral or written between the Parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

14. Amendment. This Agreement is subject to amendment only in writing with the unanimous written consent of the Parties, and such amendment shall be effective as of such date as may be determined by them.

IN WITNESS WHEREOF, the parties have hereunto set their hands and affixed their seals as of the day and year first above written.

Newlead Holdings Ltd.:

By: [signature]
Name: Michail S. Zolotas
Title: President & CEO

Cypress Camon Energy, LLC:

By: [signature]
Name: DALLAS GROTH
Title: CEO

Dallas Groth

For Himself [signature]

Cypress Camon Investment Management, LLC:

By: [signature]
Name: DALLAS GROTH
Title: Managing Member